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                                                                  EXHIBIT 11



                           SPECIALTY PAPERBOARD, INC.

                        STATEMENT REGARDING COMPUTATION
                           OF NET EARNINGS PER SHARE
                                  (UNAUDITED)



Exhibit 11 - Statement regarding computation of per share earnings attached to and made part of Part II of Form 10-Q for the nine month period ended September 30, 1996 and 1995.


                                        Sept. 30, 1996    Sept. 30, 1995
                                        --------------    --------------

     Weighted average number of
     shares issued and outstanding          4,034,826           4,033,432